                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TRANSOCEAN OFFSHORE INC.
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                       [LOGO OF TRANSOCEAN APPEARS HERE]

                                          March 31, 1997

To Our Stockholders:

  The 1997 Annual Meeting of Stockholders of Transocean Offshore Inc. will be held on Thursday, May 8, 1997 at 9:00 a.m., at the Stouffer Renaissance Hotel, 6 Greenway Plaza East, Houston, Texas. The Secretary's Notice of Annual Meeting, the Proxy Statement and a Proxy Card are enclosed and describe the matters to be acted upon at the Meeting.

  It is important that your shares be represented and voted at the meeting. Please read the enclosed Notice of Annual Meeting and Proxy Statement and date, sign and promptly return the Proxy Card in the enclosed self-addressed envelope.

                                          Very truly yours,

                                          /s/ J. MICHAEL TALBERT

                                          J. Michael Talbert
                                          Chairman of the Board
                                          and Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 8, 1997

  The Annual Meeting of Stockholders of Transocean Offshore Inc., a Delaware corporation, will be held at the Stouffer Renaissance Hotel, 6 Greenway Plaza East, Houston, Texas at 9:00 a.m., local time, on Thursday, May 8, 1997 for the following purposes:

  1. To elect three Directors as members of the Board of Directors of the Company to serve until the 2000 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

  2. To transact such other business as may properly be brought before the meeting.

  Only holders of Common Stock of record at the close of business on March 19, 1997 will be entitled to vote at the meeting.

  The meeting may be adjourned from time to time without other notice than by announcement at the meeting, or any adjournment thereof, and any and all business for which the meeting is hereby noticed may be transacted at any such adjournment.

                                          By order of the Board of Directors,

                                          /s/ ERIC B. BROWN

                                          Eric B. Brown
                                          Secretary

Houston, Texas
March 31, 1997

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                            YOUR VOTE IS IMPORTANT

    Please complete, sign and return your Proxy Card in the enclosed return envelope.

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

                                PROXY STATEMENT
                FOR ANNUAL MEETING OF STOCKHOLDERS MAY 8, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by Transocean Offshore Inc. on behalf of the Board of Directors of the Company, to be voted at the Annual Meeting of Stockholders, called to be held on Thursday, May 8, 1997 at 9:00 a.m. at the Stouffer Renaissance Hotel, 6 Greenway Plaza East, Houston, Texas. Mailing of the Proxy Statement and the accompanying Proxy Card to the stockholders is expected to commence on or about April 1, 1997.

VOTING SECURITIES

  As of February 28, 1997, the Company had outstanding 50,638,548 shares of common stock, par value $.01 per share ("Common Stock"), which are its only voting securities. Holders of Common Stock are entitled to one vote for each share held. The Board of Directors has fixed March 19, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

THE PROXY

  If a Proxy Card is executed properly by a stockholder and is not revoked, it will be voted at the Annual Meeting in the manner specified on the Proxy Card, or if no manner is specified, it will be voted "FOR" the election of the three nominees for Director. The submission of an executed Proxy Card will not affect a stockholder's right to attend, and to vote in person at, the Annual Meeting. A stockholder who executes a Proxy Card may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company, executing a Proxy Card bearing a later date or attending and voting in person at the Annual Meeting.



              THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND
            RETURN YOUR PROXY CARD IN THE ENCLOSED RETURN ENVELOPE.

                             ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation provides for the classification of the Board of Directors into three classes (Class I, Class II and Class III). Three Class I Directors are to be elected at the Annual Meeting of Stockholders to serve for three-year terms and until the election and qualification of their respective successors in office.

  The three nominees for election as Class I Directors are Ronald L. Kuehn, Jr., Richard D. Kinder and Kristian Siem. Mr. Kuehn was elected as a Director effective June 4, 1993 in connection with the Company's initial public offering of Common Stock, Mr. Kinder was elected in November 1994 and Mr. Siem was elected in September 1996 in connection with the Company's business combination with Transocean ASA. In the event that any of the nominees becomes unavailable for any reason, which is not anticipated, the Board of Directors in its discretion may, unless it has taken appropriate action to provide for a lesser number of Directors, designate a substitute nominee, in which event, pursuant to the accompanying Proxy Card, votes will be cast for such substitute nominee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RICHARD D. KINDER, RONALD L. KUEHN, JR. AND KRISTIAN SIEM AS CLASS I DIRECTORS.

              NOMINEES FOR DIRECTOR--CLASS I--TERMS EXPIRING 2000

                     RICHARD D. KINDER, age 52, is Chairman of the Board and Chief Executive Officer of Kinder Morgan Energy Partners L.P., a master limited partnership which owns and operates diversified energy assets. He was elected as a Director of the Company in 1994. Mr. Kinder is also a Director of Baker Hughes Incorporated. During the past five years prior to assuming his present position, Mr. Kinder served as an executive officer of Enron Corporation and certain of its subsidiaries.

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                     RONALD L. KUEHN, JR., age 61, is Chairman of the Board,
                     President and Chief Executive Officer of Sonat Inc., a diversified natural gas company. He has served as a Director of the Company since 1975. Mr. Kuehn is also a Director of AmSouth Bancorporation, The Dun & Bradstreet Corporation, Praxair, Inc., Protective Life Corporation and Union Carbide Corporation, and is a member of the Board of Trustees of Birmingham-Southern College and Tuskegee University. During the past five years, Mr. Kuehn has served as an executive officer of Sonat Inc.

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                     KRISTIAN SIEM, age 48, is Chairman and Chief Executive
                     Officer of Norex Industries, Inc., an industrial holding company which includes offshore and onshore oil and gas drilling, sub-sea construction services, and passenger cruise line business through subsidiaries in Bermuda, U.K., Norway and the U.S.A. Mr. Siem was elected as a Director in September 1996. During the past five years, Mr. Siem has served as an executive officer with Norex Industries and as Chairman of Wilrig AS and Transocean ASA which subsequently combined with the Company. Mr. Siem also serves on the boards of Norwegian Cruise Line, DSND ASA, Ivar Holderig ASA, Invesco Blue Chip Trust PLC, and Lambert, Fenchurch Group Holdings plc.

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              CONTINUING DIRECTORS--CLASS II--TERMS EXPIRING 1998

                     MARTIN B. MCNAMARA, age 49, is Partner-in-Charge of the Dallas, Texas, office of the law firm of Gibson, Dunn and Crutcher and a member of the firm's executive and planning committees. He was elected as a Director of the Company in 1994. During the past five years, Mr. McNamara has been in the private practice of law.

                     J. MICHAEL TALBERT, age 50, is Chairman of the Board and Chief Executive Officer of the Company. He was elected as a Director of the Company in 1994. Mr. Talbert is also a Director of Equitable Resources, Inc. During the past five years prior to assuming his current position with the Company, Mr. Talbert served as an executive officer of Lone Star Gas Company, a natural gas distribution company, and Texas Oil and Gas Corporation.

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                     FRIDTJOF LORENTZEN, age 67, is presently Chairman of
                     Lorentzen Skibs AS, a Norwegian ship owning company. Mr. Lorentzen was elected a Director of the Company in September 1996. During the past five years, Mr. Lorentzen has been Chairman of Lorentzen Skibs AS.

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             CONTINUING DIRECTORS--CLASS III--TERMS EXPIRING 1999

                     ROBERT J. LANIGAN, age 68, is Chairman Emeritus of the Board of Directors of Owens-Illinois, Inc., the principal business of which is the manufacture and sale of packaging products. He has served as a Director of the Company since 1993. Mr. Lanigan is also a Director of Chrysler Corporation, Owens-Illinois, Inc., Sonat Inc., The Dun & Bradstreet Corporation, Cognizant Corporation and The Coleman Company, Inc. During the past five years prior to appointment to his current position, Mr. Lanigan served as an executive officer of Owens-Illinois, Inc.

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                     MAX L. LUKENS, age 48, is Chairman of the Board,
                     President and Chief Executive Officer of Baker Hughes Incorporated, the principal business of which is the manufacture and sale of oil and gas related drilling and process products. He has served as a Director of the Company since 1993. Mr. Lukens is also a Director of Sonat Inc. During the past five years, Mr. Lukens has served as an executive officer of Baker Hughes Incorporated and certain of its subsidiaries.

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                     EINAR KLOSTER, age 59, is currently President of Eki A/S,
                     a real estate development and investment firm in Oslo, Norway. Mr. Kloster was elected to the Board in September 1996. During the past five years prior to assuming his present position, Mr. Kloster was Chairman and Chief Executive Officer of Phillips Lighting Holding, Holland. Mr. Kloster serves on the boards of A/S Backe, Norsk
                     Hydro AS, Leif Hoegh & Co., Scancoll AS, Schibsted ASA and Stormbull A/S.

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                     REIDAR LUND, age 56, is presently President and Chief
                     Executive Officer of Transocean ASA, a major subsidiary of the Company. Mr. Lund was elected as a Director of the Company in September 1996. During the past five years, Mr. Lund has been the President of Transocean ASA.

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BOARD MEETINGS AND COMMITTEES

  During 1996, the Board of Directors held thirteen regular and special meetings.

  The Board has standing Audit, Executive Compensation, Finance/Benefits and Corporate Governance Committees, which assist the Board in the discharge of its responsibilities. In addition, the Board may from time to time form special committees to consider particular matters that arise.

  Audit Committee. The Audit Committee reviews and reports to the Board the scope and results of audits by the Company's outside auditor (the "Auditor") and the Company's internal auditing staff, and reviews with the

Auditor the adequacy of the Company's system of internal controls. It reviews transactions between the Company and its Directors and officers and Company policies with respect thereto and compliance with the Company's business ethics and conflict of interest policies. The Committee also recommends to the Board of Directors a firm of certified public accountants to serve as the Auditor of the Company, reviews the audit and other professional services rendered by the Auditor and periodically reviews the independence of the Auditor.

  Membership on the Audit Committee is restricted to those Directors who are not active or retired officers or employees of the Company. The Company's policy on Audit Committee membership complies with the Audit Committee Policy Statement adopted by the New York Stock Exchange, Inc. The current members of the Committee are Mr. Siem, Chairman, and Messrs. Lukens, McNamara and Lorentzen. The Committee met three times during 1996.

  Executive Compensation Committee. The Executive Compensation Committee reviews and approves the compensation of the officers of the Company, administers the Company's executive compensation programs and makes awards under the Long-Term Incentive Plan and the Performance Award and Cash Bonus Plan. The current members of the Committee are Mr. Kuehn, Chairman, and Messrs. Kinder, Lanigan, Kloster and Lukens. The Committee met four times during 1996.

  Finance/Benefits Committee. The Finance/Benefits Committee approves long-term financial policies and annual financial plans, significant capital expenditures, insurance programs and investment policies of the Company. It also makes recommendations to the Board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Committee approves the creation, termination and amendment of the Company's employee benefit programs and periodically reviews the status of such programs and the performance of the managers of the funded programs. The current members of the Committee are Mr. Lukens, Chairman, and Messrs. Lanigan, McNamara and Siem. The Committee met four times during 1996.

  Corporate Governance Committee. The Corporate Governance Committee makes recommendations to the Board with respect to the selection and compensation of the Board, how the Board functions and how the Board should interact with stockholders and management. It reviews the qualifications of potential candidates for the Board of Directors, evaluates the performance of incumbent Directors and recommends to the Board nominees to be elected at the Annual Meeting of Stockholders. The current members of the Committee are Mr. Lanigan, Chairman, and Messrs. Kinder, Kuehn, Kloster and Lorentzen. The Committee met one time during 1996.

  The Corporate Governance Committee will consider nominees for Director recommended by stockholders. Such recommendations should be submitted in writing, accompanied by a resume of the nominee's qualifications and business experience and a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a Director, and addressed to the offices of the Company to the attention of Eric B. Brown, Secretary.

COMPENSATION OF OUTSIDE DIRECTORS

  Fees and Retainers. Each Director of the Company who is not an officer or employee of the Company or any of its subsidiaries ("Outside Director") receives an annual retainer of $30,000 ($35,000 for committee chairmen) and a fee of $1,000 for each Board and each Board committee meeting attended, plus incurred expenses where appropriate.

  Stock Options. The Company's Long-Term Incentive Plan (the "Incentive Plan") provides for the automatic grant of stock options to Outside Directors. Upon his or her election to the Board, each Outside Director is granted an option to purchase 1,000 shares of Common Stock at the fair market value of such stock on the date of such election. Following such initial grant, on the date of each annual meeting of stockholders of the Company, each Outside Director whose service on the Board will continue after such meeting will be granted an option to purchase 1,000 shares of Common Stock at the fair market value of such stock on such date. Mr.

Kloster and Mr. Lorentzen declined the receipt of any options in 1996 because of unfavorable tax treatment of options under Norwegian law. In March 1997, the Board amended the Incentive Plan to permit directors residing in Norway to receive 1,000 Stock Appreciation Rights ("SARs") based upon the fair market value of the Common Stock on the date of his or her election to the Board. Following such initial grant, on the date of each annual meeting of stockholders of the Company, each Outside Director residing in Norway whose service will continue after such meeting will be granted 1,000 SARs based upon the fair market value of the Common Stock on such date. At the time of the amendment, Mr. Kloster and Mr. Lorentzen were each granted 1,000 SARs with a base price equal to the closing sales price of the Common Stock on the date of their initial election as Outside Directors, with exercise and expiration dates determined as if such rights had been granted on the date of their initial election.

  Each stock option granted to an Outside Director is exercisable using cash, Common Stock, "cashless exercise" or a combination thereof. Upon exercise of an SAR the director receives a cash payment equal to the excess of the fair market value of the Common Stock on exercise over the base price. Each stock option and SAR has a ten-year term and becomes exercisable in three equal annual installments assuming continued service on the Board. In the event of an Outside Director's retirement (in accordance with the Board's retirement policy), death or disability, or in the event of a change of control of the Company (as described under "--Compensation Upon Change of Control"), options and SARs will become immediately exercisable, and will remain exercisable for the remainder of their ten-year term. Options and SARs will terminate 60 days after an Outside Director leaves the Board for any other reason.

  Upon the exercise of an option or SAR, the exercising Outside Director will receive a cash tax-offset "supplemental payment" in an amount equal to the amount necessary to pay the income tax payable with respect to both the option or SAR exercise and receipt of the supplemental payment, assuming the Outside Director is taxed at the maximum effective income tax rate.

  An aggregate of 50,000 shares of Common Stock have been reserved for issuance to Outside Directors under the Incentive Plan. The provisions of the Incentive Plan relating to grants to Outside Directors will terminate on July 1, 2003 unless terminated earlier by the Board of Directors.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows the amount and nature of beneficial ownership of
(i) options to purchase Common Stock and (ii) shares of Common Stock beneficially owned by each of the Directors and certain executive officers of the Company, and by all Directors and executive officers of the Company as a group, as of January 31, 1997:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

NAME OF BENEFICIAL OWNER                    STOCK OPTIONS (1) COMMON STOCK(2)
------------------------                    ----------------  --------------
Jon C. Cole................................     127,230           142,199(3)
W. Dennis Heagney..........................     163,760           178,065(3)(4)
Richard D. Kinder..........................       3,000             9,999
Ronald L. Kuehn, Jr........................       4,000             1,999
Robert J. Lanigan..........................       4,000             2,999
Robert L. Long.............................      78,924            88,011(3)(8)
Max L. Lukens..............................       4,000             1,999
Martin B. McNamara.........................       3,000               999
Reidar Lund................................           0            10,953
Donald R. Ray..............................      78,770            89,846(3)(5)
J. Michael Talbert.........................     206,230           208,931(3)(6)
Fridtjof Lorentzen.........................           0           178,926
Kristian Siem..............................       1,000            57,977
Einar Kloster..............................           0               463
All Directors and Executive Officers as a
 Group (21 Persons)........................     766,091         1,062,167(7)

--------
(1) The options shown consist of grants made under the Incentive Plan and represent all options to purchase Common Stock, whether exercisable or not, held by the named individual as of January 31, 1997. Options that are exercisable within 60 days after January 31, 1997 are included under both the "Stock Options" and "Common Stock" columns above, as well as in the percentages set forth in Note 2 below.
(2) Each Director and executive officer has sole voting power and sole investment power with respect to all shares beneficially owned by him, unless otherwise indicated. As of January 31, 1997, each such individual beneficially owned less than 0.41% of the outstanding shares of Common Stock and all present Directors and executive officers of the Company as a group, consisting of 21 persons, beneficially owned less than 2.1% of the outstanding shares of Common Stock.
(3) The number of shares shown for Messrs. Cole, Heagney, Long, Ray and Talbert includes 14,620 shares, 24,060 shares, 14,270 shares, 12,880 shares and 14,730 shares, respectively, of restricted stock granted under the Incentive Plan that had not vested as of January 31, 1997. Such persons have the right to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until they vest pursuant to the terms of the Incentive Plan. The number of shares shown for Messrs. Cole, Heagney, Long, Ray and Talbert also includes (i) 113,854 shares, 144,807 shares, 66,394 shares, 69,379 shares, and 171,753 shares, respectively, that may be acquired within 60 days after January 31, 1997 upon exercise of stock options granted under the Incentive Plan; and (ii) 2,731 shares, 1,075 shares, 956 shares, 928 shares, and 283 shares, respectively, held by the trustee under the Company's 401(K) Savings Plan (the "Savings Plan") as of January 31, 1997.
(4) The number of shares shown for Mr. Heagney includes 10 shares held by each of two of his children.
(5) The number of shares shown for Mr. Ray includes 6,659 shares held in a joint trust account with his wife.
(6) The number of shares shown for Mr. Talbert includes 1,000 shares held in a joint account with his wife.
(7) The number of shares shown includes 101,687 shares of restricted stock granted under the Incentive Plan that had not vested as of January 31, 1997; 637,307 that may be acquired within 60 days after January 31, 1997 upon exercise of stock options granted under the Incentive Plan; and 8,776 shares held by the trustee under the Savings Plan.
(8) The number of shares shown for Mr. Long includes 6,391 shares held in a joint account with his wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Mr. Kinder's Form 4 filing for the month of May was two days late. Mr. Paul King's initial Form 3 filing was thirteen days late.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

  In February 1997, the Company entered into an agreement with Reidar Lund, a Director and executive officer of the Company, pursuant to which Mr. Lund will lead the Company's efforts to sell or dispose of certain designated assets of Transocean ASA, a subsidiary of the Company. In the event that the assets are spun off in an initial public offering in Norway, Mr. Lund is to receive a cash payment of $500,000, and a small percentage of the capital shares of the new company will be reserved for him and his management team. If the assets are sold in a private transaction, Mr. Lund will receive a cash payment equal to thirty-six times his current monthly salary. These payments would be in lieu of what he would otherwise receive under his Employment Agreement. See "Compensation of Executive Officers--Employment Agreements." Mr. Lund will leave the Company and resign from the Board of Directors when the assets are sold or disposed of and, if not sold, by no later than December 31, 1997.

                      COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

  The Executive Compensation Committee (the "Committee") of the Board of Directors of the Company, which is composed solely of non-employee Directors, administers the Company's executive compensation program. The Committee's primary responsibility is to ensure that the executive compensation program furthers the interests of the Company and its stockholders.

  The Company's executive compensation program has three principal objectives:
(1) to attract and retain a highly qualified and motivated management team;
(2) to appropriately reward individual executives for their contributions to the attainment of the Company's key strategic goals; and (3) to link the interests of executives and stockholders through stock-based plans and performance measures.

  The Committee meets with outside consultants at least annually to review and compare the level of compensation paid or awarded to key executives to the compensation practices of a peer group of companies. The primary peer group used for determining compensation for key executives consists of 17 publicly held companies of comparable size in the contract drilling, related oilfield services and oil and gas industry (the "Corporate Peer Group"). In comparing the level of the Company's compensation to that of the Corporate Peer Group, the Committee takes into account the relative size of companies as measured by revenues. The Simmons and Company International Oil Service Industry Index (the "Simmons Index") used in the total stockholder return comparison (see "-- Performance Graph") is also used for compensation purposes, but only for comparing the Company's total stockholder return to that of the index and basing awards of stock options and restricted shares on such comparison.

  The key components of the Company's executive compensation program are base salary, annual cash bonus incentives and long-term stock incentives. The Committee's policies with respect to each component of the program, including the bases for the compensation of the Chief Executive Officer of the Company, are described below. The Committee consults with the Chief Executive Officer in reviewing the individual performance and compensation of key executives of the Company (other than the Chief Executive Officer). The Committee reviews the Chief Executive Officer's performance and compensation in executive session at least annually.

  Base Salaries. The Committee reviews the base salaries of key executive officers of the Company and determines whether salaries should be adjusted, based primarily on the executive's individual performance, responsibilities and experience and salary survey information. In general, the Committee's objective is to maintain executive salaries at the size-adjusted median of the salaries for comparable executives in the Corporate

Peer Group. Executive salaries for 1995, including Mr. Talbert's salary, were all below the median level as compared to the Corporate Peer Group. Accordingly, at its salary review meeting on January 26, 1996, the Committee increased Mr. Talbert's salary for 1996 (as of April 1, 1996) to $470,000.

  Annual Cash Bonus Incentives. Annual cash bonus incentive opportunities are awarded each year under the Company's Performance Award and Cash Bonus Plan. The amount of an executive's bonus opportunity (which is expressed as a percentage of base salary) is dependent primarily upon such individual's position and responsibilities and bonus opportunities provided to comparable positions within the Corporate Peer Group. At the beginning of each year, the Committee reviews and approves annual performance goals. Shortly after the end of the year, the Committee determines the appropriate bonus payout levels based on the degree to which these goals have been achieved. The annual incentive program is designed to pay total annual cash compensation (salary plus bonus) above the median of the Corporate Peer Group when the Company meets substantially all of the goals established for an executive's bonus opportunity. Similarly, when the goals are not achieved, the program is intended to result in total annual cash compensation below the median of the Corporate Peer Group.

  The payout of an executive's 1996 bonus opportunity was based on the level of achievement of a Company financial goal, certain corporate goals and individual goals, as described below. The financial goal was weighted at 50 percent, the corporate goals at 35 percent and the individual goals at 15 percent. The Committee also has discretion to make additional cash bonus awards beyond the bonus opportunity to recognize exceptional individual performance.

  The financial goal included in the 1996 bonus opportunities for senior executive officers was the Company's 1996 earnings per share ("EPS") as compared to the Company's budgeted EPS. Payout of the EPS goal was based on minimum, target and maximum levels of achievement. The corporate goals included in the 1996 bonus opportunities included operating, marketing and strategic goals and annual goals relating to safety and customer focus programs.

  The Committee met in February 1997 to review in detail the extent to which the 1996 performance goals had been achieved. The Company's EPS reached the budgeted EPS level, resulting in payout at the 100 percent level for the financial goal. The Company also achieved many of its key corporate goals, resulting in a payout of 81 percent of the bonus opportunity for such corporate goals. The range of payouts for the four most highly compensated executive officers other than Mr. Talbert was between 90 percent and 101 percent of their bonus opportunities. Mr. Talbert's performance entitled him to 101 percent of his bonus opportunity, which resulted in a bonus payment of $325,000. In addition, in recognition of the efforts by Mr. Talbert in achieving the business combination with Transocean ASA, the Committee granted him a special one-time cash bonus of $100,000.

  Long-term Stock Incentives. The long-term stock incentives component of the Company's executive compensation program is designed to align executive and stockholder interests by rewarding executives for the attainment of stock price appreciation and total stockholder return.

  As a general rule, the Committee administers the long-term stock incentive program through annual grants of stock options and restricted stock to certain executive officers and other key employees of the Company. In addition, the Committee may make special awards to individual executives and other key employees during the year on a discretionary basis. On February 23, 1996, the Committee made stock option grants and awards of restricted stock to executives, including Mr. Talbert, and stock option grants to other key employees in order to further the goal of aligning the executives' and key employees interests with those of the stockholders and to encourage management continuity at the Company.

  The number of stock options and restricted shares granted to each executive officer was determined in accordance with a formula established by the Committee in prior years. Each executive officer is given a grant opportunity based on the executive's individual position and compensation survey data of the Corporate Peer Group. The extent to which the grant opportunity is earned is determined by comparing the Company's weighted average total shareholder return ("TSR"), which is calculated by considering stock price appreciation and dividends, over a multi-year period to the weighted-average TSR of the companies in the Simmons Index having total capitalization of at least $200 million at the end of each year in the period. Since the Company was not publicly traded before June 1993, the Committee considered only the TSR for 1994 and 1995, with the TSR for 1995 being given the most weight, for purposes of grants made in February 1996. The Committee expects that subsequent grants will be based on a three-year weighted-average TSR, with the most weight being given to the most recent year. In general, if the Company's weighted-average TSR for the applicable period places it in a particular percentile of companies in the Simmons Index ranked by weighted-average TSR, the long-term incentive grants will be made at a level which places the Company's long-term awards at the same percentile in reference to long-term awards by the Corporate Peer Group to executives in comparable positions. The formula used by the Committee has additional conditions: (a) awards will not exceed the 50th percentile if the Company's weighted-average TSR is negative, (b) awards will not be made if the Company's weighted-average TSR is below the 25th percentile and (c) the Committee may reduce awards to the 75th percentile level if performance exceeds the 75th percentile level.

  Accordingly, on February 23, 1996, Mr. Talbert was granted options to purchase 32,200 shares Common Stock at an exercise price of $46.00 per share and 6,500 shares of restricted stock. The weighted-average TSR on which the award was based placed the Company above the 90th percentile of the companies in the Simmons Index, and Mr. Talbert's award was based upon the 85th percentile level in reference to awards in the Corporate Peer Group.

  Stock Ownership Guidelines. In 1993, the Committee established guidelines designed to encourage key executives of the Company to attain specified levels of stock ownership over a five-year period. Stock ownership goals are based on the value of the Common Stock and are expressed as a multiple of the executive's base salary. During 1996, the Committee reviewed the guidelines and determined that the stock ownership goals were appropriate and that executive officers were in compliance with these guidelines.

  Policy with Respect to Section 162(m). Section 162(m) of the Internal Revenue Code limits the tax deduction that the Company or its subsidiaries can take with respect to the compensation of certain executive officers, unless the compensation is "performance based." The Committee expects that all income recognized by executive officers upon the exercise of stock options granted under the Incentive Plan will qualify as performance based compensation and further believes that all restricted stock which it has awarded to date also qualifies as "performance based". In order to enable the Committee to make future grants of restricted stock which qualify as "performance based", the Incentive Plan as amended and restated was submitted and approved by the stockholders at the 1996 Annual Meeting.

  The Committee has decided not to submit the Company's Performance Award and Cash Bonus Plan for stockholder approval at the 1997 Annual Meeting, which approval is required in order to qualify certain bonus payments under that plan as performance-based for purposes of Section 162(m), because the Company expects that its salaries and bonuses for 1997 will not exceed the deduction limits of Section 162(m) for 1997. The Committee will continue to monitor this issue and may determine to submit the plan to stockholders at a future date. The Committee currently intends to continue to make cash bonus payments that are based not only on quantifiable financial and operating goals but also on the achievement of subjective, non-quantifiable goals that may not qualify as performance-based compensation. The Committee believes that these subjective goals, while not properly measurable by the kind of quantifiable targets that are required to qualify compensation as performance-based, are important to the long-term financial success of the Company and to its stockholders.

  Conclusion. The Committee believes that the executive compensation philosophy that it has adopted effectively serves the interests of the stockholders and the Company. It is the Committee's intention that the pay delivered to executives be commensurate with Company performance.

Ronald L. Kuehn, Jr. Robert J. Lanigan Max L. Lukens Richard D. Kinder Einar Kloster

EXECUTIVE COMPENSATION

  The table below sets forth information concerning compensation of J. Michael Talbert, the Company's Chief Executive Officer, and the Company's four other most highly compensated executive officers (the "named executive officers") for service in all capacities to the Company and its subsidiaries during 1994, 1995 and 1996. The table includes, where applicable, compensation paid by Sonat Inc. for services to Sonat Inc. and its subsidiaries (including the Company) prior to the public offering of the Common Stock in June 1993.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM COMPENSATION
                                   ANNUAL COMPENSATION                  AWARDS
                              ------------------------------  ----------------------------
   NAME AND PRINCIPAL                                         RESTRICTED
   POSITION WITH THE                            OTHER ANNUAL    STOCK         NUMBER OF       ALL OTHER
        COMPANY          YEAR  SALARY  BONUS(1) COMPENSATION  AWARDS(2)    OPTIONS/SARS(3) COMPENSATION(4)
   ------------------    ----  ------  -------- ------------  ----------   --------------- ---------------
J. Michael Talbert...... 1996 $459,000 $425,000   $      0     $304,688(6)      32,200        $ 49,368
 Chairman of the Board   1995  425,004  350,000          0      172,830(7)      39,030         564,997
 and Chief Executive     1994  141,668  276,250          0      555,000(8)     175,000          37,173
 Officer and Director
W. Dennis Heagney....... 1996  283,000  152,042          0      173,438(6)      18,100          24,960
 President and Chief     1995  260,004  180,000    313,674(5)    91,560(7)      20,660          22,531
 Operating Officer       1994  250,008   84,560          0      240,097(8)     125,000          21,827
Jon C. Cole............. 1996  225,000  111,872     70,010(5)   121,875(6)      12,900          18,022
 Senior Vice President   1995  210,000  120,000          0       63,420(7)      14,330          16,453
                         1994  195,000   43,000          0      279,735(8)      90,000          15,409
Robert L. Long.......... 1996  210,000  124,756     73,110(5)   112,500(6)      12,000          19,127
 Senior Vice President   1995  195,000  100,000          0       60,270(7)      13,590          17,600
                         1994  185,004   39,820          0      190,991(8)      70,000          17,053
Donald R. Ray........... 1996  192,000   70,886     36,684(5)    89,063(6)       9,400          16,546
 Vice President--        1995  177,000   80,000          0       41,580(7)       9,370          14,218
 Technical Services      1994  170,004   36,590          0      200,875(8)      50,000          15,125

--------
(1) The amount shown as "Bonus" for a given year includes amounts earned with respect to such year but paid in the first quarter of the following year. All amounts shown as "Bonus" were paid under the Company's Performance Award and Cash Bonus Plan.

(2) The amount shown represents the dollar value of restricted stock awards made during the indicated year, calculated by multiplying the closing price of the Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Tape on the date of grant by the number of shares awarded. Dividends are paid on all shares of restricted stock.

    The number of shares of restricted stock of the Company held by the named executive officers as of December 31, 1996, and the aggregate value of such shares (calculated by multiplying the closing price of the Common Stock as reported on the NYSE Composite Tape on December 31, 1996 by the number of shares held on such date) are as follows: Mr. Talbert, 14,730 shares, $922,466; Mr. Heagney, 24,060 shares, $1,506,758; Mr. Cole, 14,620 shares,
    $915,578; Mr. Long, 14,270 shares, $893,659; and Mr. Ray, 12,880 shares,
    $806,610.

(3) Stock option grants reported for 1996, 1995 and 1994 were made under the Incentive Plan and represent options to purchase shares of Common Stock.

(4) With respect to 1996, the amounts shown as "All Other Compensation" represent the following for each of Messrs. Talbert, Heagney, Cole, Long and Ray, respectively: (1) matching contributions to the trust established under the Savings Plan -- $6,750, $6,750, $6,750, $6,750 and $6,750; (2)
    contributions credited to the Savings Plan under the Company's Supplemental Benefit Plan -- $14,672, $7,115, $3,947, $3,139 and $2,060;
    and (3) with respect to premiums under the Company's "split-dollar" Executive Life Insurance

   Program, the sum of (a) the value of the premium payment used to purchase term life insurance and (b) the value of the benefit to the executive officer of the remainder of the premium payment -- $26,109, $9,971, $6,715, $8,336 and $6,971.
(5) The amount shown represents the amount of tax-offset "supplemental payments" paid upon the exercise of stock options (or tandem SARs) granted under the Sonat Inc. Executive Award Plan.
(6) Includes the value of 6,500 shares, 3,700 shares, 2,600 shares, 2,400 shares and 1,900 shares granted on February 23, 1996 to Messrs. Talbert, Heagney, Cole, Long and Ray, respectively. Such shares will vest in three equal installments on each anniversary of the date of the grant commencing on the third anniversary of the date of grant.
(7) Includes the value of 8,230 shares, 4,360 shares, 3,020 shares, 2,870 shares and 1,980 shares granted on February 24, 1995 to Messrs. Talbert, Heagney, Cole, Long and Ray, respectively. Such shares will vest in three equal installments on each anniversary of the date of the grant commencing on the third anniversary of the date of grant.
(8) Includes the value of 3,000 shares, 2,000 shares, 2,000 shares and 1,500 shares of restricted stock granted on January 28, 1994 to Messrs. Heagney, Cole, Long and Ray, respectively. These shares vested as scheduled on July 28, 1995. Also includes the value of 30,000 shares, 10,262 shares, 13,310 shares, 8,513 shares and 9,500 shares granted to Messrs. Talbert, Heagney, Cole, Long and Ray, respectively, on August 11, 1994. These shares were scheduled to vest on the earlier of death, disability, termination of employment for the convenience of the Company, the day following any period of 10 consecutive business days for which the average closing price of the Common Stock was $30 per share or more or in equal installments on each of the first three anniversaries of September 1, 1996. These shares vested June 21, 1995 because the Common Stock had closed at a price of $30 per share or more for the 10 prior consecutive business days.

OPTIONS GRANTED

  The table below contains certain information with respect to stock options granted to the named executive officers in 1996. All of such options were granted under the Incentive Plan.

                           OPTION/SAR GRANTS IN 1996

                                                                          POTENTIAL REALIZABLE VALUE
                                                                          AT ASSUMED ANNUAL RATES OF
                                                                              COMPANY STOCK PRICE
                                                                            APPRECIATION FOR OPTION
                                       INDIVIDUAL GRANTS                        TERM (10 YEARS)
                         ------------------------------------------------ ------------------------------
                                         % OF TOTAL
                          NUMBER OF     OPTIONS/SARS
                          SECURITIES     GRANTED TO
                          UNDERLYING      COMPANY    EXERCISE
                         OPTIONS/SARS   EMPLOYEES IN   PRICE   EXPIRATION
          NAME             GRANTED          1996     ($/SHARE)   DATE(1)        5%(2)           10%(2)
          ----           ------------   ------------ --------  ---------- -------------    -------------
All Stockholders........  51,522,985         --           --         --   1,518,895,598(3) 3,849,282,209(3)
J. Michael Talbert......      32,200(4)      11%      46.875    2/22/06         949,256        2,405,662
W. Dennis Heagney.......      18,100(4)       6%      46.875    2/22/06         533,588        1,352,251
Jon C. Cole.............      12,900(4)       4%      46.875    2/22/06         380,292          963,759
Robert L. Long..........      12,000(4)       4%      46.875    2/22/06         353,760          896,520
Donald R. Ray...........       9,400(4)       3%      46.875    2/22/06         277,112          702,274

--------
(1) The stock options are subject to termination prior to their expiration date in the event termination of employment occurs under certain conditions.
(2) For each named executive officer, the potential realizable values shown represent the difference between the Resulting Company Stock Price of the option (as described below) and the exercise price of the option, multiplied by the number of options granted to such executive officer. The Resulting Company Stock Price for an option equals the price the Common Stock would attain at the end of the option's 10-year term if the price of the Common Stock appreciated from the effective date of the option at a rate of 5% or 10% per year (as the case may be). The Resulting Company Stock Price for the options granted on February 23,

    1996 with an exercise price of $46.875 is $76.354 (at 5% annual stock price appreciation) and $121.582 (at 10% annual stock price appreciation).

(3) The potential realizable values shown for all stockholders represents the difference between the Resulting Company Stock Price for the options granted on February 23, 1996 and the exercise price of such options, multiplied by the number of outstanding shares of Common Stock as of December 31, 1996.

(4) The stock options shown were granted on February 23, 1996 and have an exercise price equal to the fair market value of the Common Stock on such date. The options become exercisable in equal installments over a three-year period. Stock options that have not previously become exercisable are generally forfeited upon termination of employment, unless such termination occurs by reason of death or disability or for the convenience of the Company (as determined by the Committee). The stock options become fully exercisable upon a Change of Control (as defined in the Incentive
    Plan).

AGGREGATE OPTION EXERCISES

  The following table shows certain information with respect to the named executive officers concerning stock options exercised during 1996 and unexercised stock options held as of December 31, 1996:

      AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED, IN-THE-
                                                 UNEXERCISED OPTIONS AT FISCAL      MONEY OPTIONS AT FISCAL
                           SHARES                          YEAR END                        YEAR END
                         ACQUIRED ON   VALUE    ------------------------------- -------------------------------
          NAME           EXERCISE(1)  REALIZED  EXERCISABLE(2) UNEXERCISABLE(3) EXERCISABLE(4) UNEXERCISABLE(5)
          ----           ----------- ---------- -------------- ---------------- -------------- ----------------
J. Michael Talbert......   40,000    $1,782,500    148,010          58,220        $6,498,416      $2,118,764
W. Dennis Heagney.......   64,000     1,832,656    131,887          31,873         5,900,296       1,138,161
Jon C. Cole.............    6,000       101,625    120,777          22,453         5,170,843         794,884
Robert L. Long..........   32,666     1,179,432     65,864          21,060         2,773,259         750,154
Donald R. Ray...........   22,000       307,750     63,123          15,647         2,791,495         534,953

--------
(1) The options in this column as to Mr. Talbert are options to purchase Common Stock. The options as to Messrs. Ray and Cole are Sonat Inc. common stock. The options as to Messrs. Heagney and Long are options to purchase Common Stock and Sonat Inc. common stock. The options to purchase Sonat Inc. common stock reflect the two-for-one split of Sonat Inc. common stock that became effective on September 14, 1993.

(2) As to Messrs. Cole and Long consists of options to purchase 104,777 shares and 57,864 shares of Company common stock and options to purchase 16,000 shares and 8,000 shares of Sonat Inc. common stock. As to the others consists entirely of options to purchase Common Stock.

(3) All options in this column are options to purchase Common Stock.

(4) The value of each unexercised in-the-money stock option (or tandem SAR) is equal to the difference between $62.625 (the closing price of the Common Stock on December 31, 1996) or $51.50 (the closing price of Sonat Inc. common stock on December 31, 1996) and the exercise price of the Company stock option or Sonat Inc. option as the case may be. Such value does not include the value of any tax-offset supplemental payments that are payable upon the exercise of the stock options. The only options subject to tax-offset supplemental payments are certain options granted by Sonat Inc. prior to December 1991.

    Of the amounts shown for Messrs. Cole and Long respectively, $4,646,343 and $2,530,259 reflect the value attributable to options to purchase Common Stock, and $524,500 and $243,000 reflect the value attributable to options to purchase Sonat Inc. common stock. The entire amount shown for the others reflects the value attributable to options to purchase Common Stock.

(5) Reflects the value of unexercisable in-the-money options to purchase Common Stock. At December 31, 1996, there were no unexercisable options to purchase Sonat Inc. common stock.

DEFINED BENEFIT PLANS

  Employees and officers of the Company and participating subsidiaries are participants in the Company's Retirement Plan. In general, annual retirement benefits are based on average covered compensation for the highest five consecutive years of the final ten years of employment. Covered compensation under the Company's Retirement Plan currently includes salaries and bonuses (reported in the Summary Compensation Table) and certain personal benefits; covered compensation does not include (i) amounts relating to the grant or vesting of restricted stock, the exercise of stock options and SARs, and receipt of tax-offset supplemental payments with respect to stock options, SARs or restricted stock, or (ii) employer contributions under the Savings Plan or the Company's Supplemental Benefit Plan.

  The maximum annual retirement benefit under the Company's Retirement Plan is 50% of the participant's average covered compensation minus 22.5% of his covered social security earnings (based on 30 or more years of service with the Company or Sonat Inc.), provided that the participant's benefit will be no less than the sum of (a) the benefit he would have been entitled to from the Sonat Inc. Retirement Plan had he terminated employment on the date of consummation of the Company's initial public offering in 1993, plus (b) the benefit he accrued under the Company's Retirement Plan (considering only years of service with the Company after such date). The Company's executive officers (other than Mr. Talbert) and certain other employees accrued benefits under the Sonat Inc. Retirement Plan under the following formula: (a) 2.4% of average covered compensation (calculated as described above) minus 2.0% of primary social security benefits for each year of service prior to January 1, 1992; plus (b) 2.0% of average covered compensation minus 1.667% of primary social security benefits for each year of service after January 1, 1992; plus
(c) when the total of (a) plus (b) above equals 60% of average covered compensation minus 50% of primary social security benefits, 1% of average covered compensation for each year of service after January 1, 1992, not included in the calculation in (b) above, up to five such additional years of service. The eligible survivors of a deceased Retirement Plan participant are entitled to a survivor's benefit, which usually equals 50% of the participant's retirement benefit, or, if greater, 75% of the participant's retirement benefit accrued under the Sonat Inc. Retirement Plan plus 50% of the retirement benefit accrued after the Company's public offering. Assets and liabilities relating to benefits accrued by employees of the Company were transferred from the Sonat Inc. Retirement Plan to the Company's Retirement Plan. As a result, no benefits are payable to such employees from the Sonat Inc. Retirement Plan. Benefits under the Company's Retirement Plan are generally paid as life annuities.

  The Company and Sonat Inc. each has a Supplemental Benefit Plan that provides eligible participants and their eligible survivors with retirement and survivors benefits that would have been payable under the applicable Retirement Plan but for the fact that benefits payable under funded pension plans are limited by federal tax laws. As a general rule, during 1996 the federal tax laws limited annual benefits under tax-qualified retirement plans to $120,000 (subject to reduction in certain circumstances), and required such plans to disregard any portion of the participant's 1996 compensation in excess of $150,000. Benefits accrued by employees of the Company under the Sonat Inc. Supplemental Benefit Plan as of the closing of the Company's 1993 initial public offering will continue to be paid under such plan; any additional supplemental benefits to which an employee becomes entitled will be paid under the Company's Supplemental Benefit Plan. A participant may choose to have benefits under each Supplemental Benefit Plan paid either as a life annuity or in a cash lump sum upon termination of employment with the Company.

  The following table sets forth information with respect to the named executive officers concerning the benefits payable under the Company's Retirement Plan and Supplemental Benefit Plan and the Sonat Inc. Supplemental Benefit Plan:

                          DEFINED BENEFIT PLAN TABLE

                                                                      ESTIMATED
                                                                        ANNUAL
                                                            CURRENT   RETIREMENT
                                                            YEARS OF  BENEFIT AT
                           NAME                            SERVICE(1) AGE 65(2)
                           ----                            ---------- ----------
J. Michael Talbert........................................     2.3     $235,913
W. Dennis Heagney.........................................    27.5      231,251
Jon C. Cole...............................................    19.2      172,500
Robert L. Long............................................    20.5      155,000
Donald R. Ray.............................................    24.8      136,000

--------
(1) The number of years of credited service under the Company's Retirement Plan as of December 31, 1996, which where applicable includes years of service with Sonat Inc.
(2) The retirement benefit shown for each named executive officer is the estimated annual retirement benefit payable under the Company's Retirement Plan and Supplemental Benefit Plan and the Sonat Inc. Supplemental Benefit Plan as a single life annuity at age 65 (based on the assumptions that such officer retires from employment with the Company at age 65 with average covered compensation at his retirement date equal to his 1996 covered compensation) and calculated prior to the offset for covered social security earnings.

PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return of (1) the Common Stock, (2) the Standard & Poor's 500 Stock Index and (3) the Simmons Index over the period in which the Common Stock has been publicly traded. The graph assumes that $100 was invested in the Common Stock and each of the other two indices on June 4, 1993 (the date of consummation of the Company's initial public offering), and that all dividends were reinvested at date of payment.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN

                       INDEXED TOTAL STOCKHOLDER RETURN
                        JUNE 4, 1993--DECEMBER 31, 1996


[GRAPH APPEARS HERE]


                    JUNE 4, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                     1993       1993         1994         1995         1996
                    ------- ------------ ------------ ------------ ------------
Company............  $100       $ 71         $ 80         $203         $285
S&P 500............   100        106          107          147          181
Simmons............   100         94           98          141          225

COMPENSATION UPON CHANGE OF CONTROL

  Certain of the Company's benefit plans provide for the acceleration of certain benefits in the event of a "Change of Control" of the Company. A "Change of Control" is deemed to occur if (1) any person or group acquires beneficial ownership of 20% or more of the Common Stock or total voting power (except as a result of acquisitions by or from the Company or pursuant to a transaction excluded from the definition of "Change of Control" pursuant to clause 3 below); (2) individuals who constitute the "Incumbent Board" (as defined in the Plan, and generally including members of the Board as of December 1995 and directors whose nomination or election was approved by a majority of the directors then comprising the Incumbent Board) fail to constitute at least a majority of the Board of Directors; (3) a merger, consolidation, reorganization, or sale of substantially all of the Company's assets occurs, unless following such transaction (i) the beneficial owners of the Common Stock before the transaction own more than 50% of the common stock and total voting power of the Company resulting from the transaction, (ii) no person or entity owns 20% or more of the common stock or voting power of the company resulting from the transaction unless such ownership existed before the transaction, and (iii) at least a majority of members of the board of directors of the company resulting from the transaction were members of the "Incumbent Board" at the time the Board approved the transaction, or (4) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

  Upon the occurrence of a Change of Control, (1) all outstanding shares of restricted stock granted under the Incentive Plan will immediately vest, (2) all stock options and SARs granted to Outside Directors under the Incentive Plan will become immediately exercisable and will remain exercisable for the remainder of their term, and (3) all outstanding stock options (and SARs) under the Incentive Plan held by then-current employees will become immediately exercisable and will remain exercisable for the remainder of their term. If an SAR is exercised within 60 days of the occurrence of a Change of Control, the holder will receive, in addition to the amount otherwise due on exercise, a payment equal to the excess over the amount otherwise due of the highest price per share of common stock paid during the 60-day period prior to exercise of the SAR, plus, if the holder is entitled to a supplemental payment, a supplemental payment on such excess. Also, upon the occurrence of a Change of Control, the participant will become vested in 100% of the maximum performance award he could have earned under the Company's Performance Award and Cash Bonus Plan for the proportionate part of the performance period prior to the Change of Control, and will retain the right to earn out any additional portion of his award if he remains in the employ of the Company.

EMPLOYMENT AGREEMENTS

  The Company is a party to Employment Agreements with certain executive officers including the named executive officers. The agreements provide that if the executive officer's employment is terminated within three years after a Change of Control as defined in the agreements (and described above) or prior to but in anticipation of a Change of Control, either (a) by the Company for reasons other than death, disability or "cause" (as defined) or (b) by the executive officer for "good reason" (which term includes a diminution of responsibilities or compensation, or a determination by the executive officer to leave during the thirty day period immediately following the first anniversary of the Change of Control), the executive officer will receive: (1) any unpaid portion of his current salary and prorated portion of his highest bonus paid either in the last three years before the Change of Control or for the last completed fiscal year after the Change of Control (the "Highest Bonus"); (2) a lump sum payment equal to three times the sum of his annual base salary (based on the highest monthly salary paid in the twelve months prior to the Change of Control) and his Highest Bonus; (3) benefits to him and his family at least equal to those which would have been provided had the employment not been terminated for a three-year period; and (4) a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the Company's Retirement Plan and Supplemental Retirement Plan had the executive's employment contained for three years after termination over (ii) the actuarial equivalent of the executive's actual benefit under such plans. The agreements also provide that in the event the payments called for under the agreement would subject the executive to an excise tax under Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional "gross-up" payment equal to the amount that would leave him with the amount he would have received, on an after-tax basis, if the payments under the agreement did not give rise to an excise tax; provided, however, that if the payments called for under the agreement do not exceed 100% of the amount that could be paid to the executive without triggering an excise tax, no "gross-up payment" will be made and payments under the agreement will be reduced to such lesser amount. Assuming that the named executive officers terminated employment on January 31, 1997 in a manner entitling them to benefits under the Employment Agreements, the respective executive officers would receive the following lump sum cash payments pursuant to items (1), (2) and (4) above: Mr. Talbert $2,659,277, (based on his annualized base salary for 1996 plus the bonus paid to him with respect to 1996); Mr. Heagney $1,538,088, Mr. Cole $1,143,988, Mr. Long $1,114,433, and Mr. Ray $976,557.

  The Company's Transocean ASA subsidiary is a party to an Employment Agreement with Reidar Lund, the President and Chief Executive Officer of that subsidiary and a Director of the Company. The agreement provides, among other items, that if Mr. Lund's working tasks or areas of responsibility are considerably changed due to or in connection with the Company's acquisition of Transocean ASA, then at the time of his resignation or dismissal he will be entitled to thirty-six times his monthly salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Executive Compensation Committee of the Company's Board of Directors are Ronald L. Kuehn, Jr., Chairman, Richard D. Kinder, Robert J. Lanigan, Einar Kloster and Max L. Lukens. There are no matters relating to interlocks or insider participation required to be reported.

                             SELECTION OF AUDITOR

  Ernst & Young LLP has been selected as Auditor of the Company for the 1997 calendar year. Ernst & Young LLP served as Auditor of the Company for the 1996 calendar year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if so desired and to respond to appropriate questions.

                                 OTHER MATTERS

PROPOSALS OF STOCKHOLDERS

  Stockholder Proposals in the Company's Proxy Statement. In order for proposals by stockholders to be considered for inclusion in the proxy statement and proxy card relating to the 1998 Annual Meeting of Stockholders, such proposals must be received at the principal executive offices of the Company, 4 Greenway Plaza, Houston, Texas, 77046 by no later than February 6, 1998.

  Stockholder Proposals and Nominations for Directors to be Presented at Meetings. A stockholder who desires to propose any business at an annual meeting of stockholders must give the Company written notice not less than 90 days prior to the anniversary of the date of the immediately preceding annual meeting that was specified in the initial formal notice of such meeting or, if the date of the forthcoming annual meeting is more than 30 days before or after such anniversary date, by the close of business on the tenth day following public disclosure by the Company of the meeting date. The stockholder's notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of the stockholder who intends to propose such business; (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business; and (d) any material interest of the stockholder in such business.

  A stockholder who desires to nominate Directors at an annual meeting of stockholders must give the Company written notice within the time period described in the preceding paragraph. A stockholder who desires to nominate Directors at a special meeting at which the Board of Directors has determined that Directors will be elected must give the Company written notice by the close of business on the tenth day following public disclosure by the Company of the meeting date. The stockholder's notice must set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and setting forth the class and number of shares so held (including shares held beneficially); (c) a representation that such stockholder intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee proposed by the stockholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the consent of each nominee to serve as a Director of the Company if so elected.

  The chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if a stockholder has failed to comply with the foregoing procedures.

  A copy of the Company's By-Laws, in which these procedures are set forth, may be obtained from the Company upon written request to the Secretary of the Company at its principal place of business.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Common Stock as of February 28, 1997 (based upon Schedule 13G filings with the Securities and Exchange Commission):

      NAME AND ADDRESS                                NUMBER OF SHARES  PERCENT
      OF BENEFICIAL OWNER                            BENEFICIALLY OWNED OF CLASS
      -------------------                            ------------------ --------
      FMR Corp.(1)..................................     3,612,513        7.02%
       82 Devonshire Street
       Boston, MA. 02109

--------
(1) FMR Corp. reported in its Schedule 13G filed February 13, 1997 that it and/or certain of its affiliates have sole voting power as to 54,975 shares and sole dispositive power as to 3,612,513 shares of Common Stock.

VOTING AT THE ANNUAL MEETING

  The presence, in person or by proxy, of the holders of a majority of the Common Stock is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof.

  The vote required for the election of Directors and the approval of any other matters scheduled for a vote at the Annual Meeting is controlled by the provisions of the Company's Restated Certificate of Incorporation and By-Laws and the Delaware General Corporation Law. Directors are elected by a plurality vote. Abstentions and broker "non-votes" (shares not voted on a matter because a nominee holding shares for a beneficial owner neither receives voting instructions from such beneficial owner nor has discretionary voting power with respect thereto) will not have an effect on the vote for Directors at the Annual Meeting. The vote will be tabulated by an independent tabulator and the results of such vote will be certified by independent inspectors of election.

SOLICITATION OF PROXIES

  The Company will bear the costs of solicitation of proxies. Officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting material to beneficial owners. The Company will reimburse persons holding stock for others in their names or in those of their nominees for their reasonable out-of-pocket expenses in sending proxy material to their principals and obtaining their proxies.

                               ----------------

  The information provided under the headings "Report of the Executive Compensation Committee" and "Performance Graphs" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C, other than as provided in
Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

  The Company is not aware that any matters other than those mentioned above will be presented for action at the 1997 Annual Meeting, but if any other matters do properly come before the meeting, the persons named as proxies will vote upon such matters in their discretion.

  Please complete, sign, date and return the enclosed proxy card promptly.

                                          TRANSOCEAN OFFSHORE INC.

                                          /s/ ERIC B. BROWN

                                          Eric B. Brown
                                          Secretary

Houston, Texas
March 31, 1997

PROXY                       TRANSOCEAN OFFSHORE INC.
                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints J. Michael Talbert, Robert L. Long and Eric
B. Brown, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Transocean Offshore Inc. to be held on May 8, 1997 and at any adjournment thereof, and to vote all shares of stock which the undersigned would be entitled to vote if personally present as follows:

                THE BOARD RECOMMENDS A VOTE "FOR ALL NOMINEES."

  1. ELECTION OF         FOR all nominees [_]   WITHHOLD AUTHORITY [_]
   DIRECTORS Nominees     (except those whose       to vote for all
   for the Board of        names are inserted          nominees
   Directors: Richard D.  on the line below)
   Kinder, Ronald L.
   Kuehn, Jr. and
   Kristian Siem

--------------------------------------------------------------------------------

  2. In their discretion upon such other matters as may properly come before the meeting; all as set forth in the Proxy Statement for the meeting, the receipt of which is hereby acknowledged.

          (Continued, and to be signed and dated, on the reverse side)

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1.

                                              Dated: ____________________, 1997

                                              Signature _______________________

                                              Signature _______________________

                                                 Sign here as name(s) appear
                                                           hereon.

                                              (If shares are held by joint
                                              tenants, both should sign. If
                                              signing as Attorney, Executor,
                                              Administrator, Trustee or
                                              Guardian, please give your title
                                              as such. If the signer is a
                                              corporation, please sign the
                                              full corporate name by duly
                                              authorized officer.)

                                --------------

                   PLEASE SIGN, DATE AND MAIL PROXY PROMPTLY